Exhibit 10.1

EXECUTION COPY

SECOND AMENDMENT TO THE BUSINESS COMBINATION AGREEMENT

This Second Amendment the Business Combination Agreement (the “Amendment”) is made as of January 1, 2023, by and among: (i) Holisto Ltd., an Israeli company (the “Company”); (ii) Holisto MergerSub, Inc., a Cayman Islands exempted company and wholly-owned subsidiary of the Company (“Merger Sub”), and (iii) Moringa Acquisition Corp, a Cayman Islands exempted company (“Moringa”).

WHEREAS, the Company, Merger Sub and Moringa have entered into that certain Business Combination Agreement dated June 9, 2022, as amended on August 17, 2022 (the “Agreement”); and

WHEREAS, the Parties wish to further amend certain terms of the Agreement as provided herein, effective as of the date hereof.

NOW, THEREFORE, in consideration of the mutual promises hereinafter contained, the Parties hereto agree as follows:

1.	Amendments.

(a)	Section 5.2(c) shall be amended and replaced in its entirety to read as follows: “In the event that the Company will enter into and execute one or more financing transactions in the Interim Period and the Closing shall have occurred pursuant to the terms of the Agreement (as amended), any shares or other equity securities of the Company issued or issuable pursuant to such financing transactions shall be added in the Total Company Shares and calculation of the Conversion Ratio (i.e., appropriate adjustment to provide the holders of Moringa Securities with the same equity and equity-related holdings in the Company at the Effective Time as they would have received had there not been such financing transactions or issuance of shares or other equity securities in respect thereof). As a condition to any such financing transaction, if equity or equity-related, provided that the Agreement has not been terminated earlier, the Company shall obtain a duly executed Voting Agreement signed by the party providing such financing.”

(b)	Section 5.2(d) shall be added and shall read as follows: “Anything to the contrary herein notwithstanding, the Company will have the discretion to, directly or indirectly, make, receive, participate, negotiate, solicit, propose, offer, indicate interest in making an offer or proposal, to, from or together with, any Person or group at any time relating to, or that may reasonably be expected to lead to, an Alternative Transaction; provided that the Company shall not enter into a written agreement or make any public filing without providing Moringa with a 24 (twenty-four) hours prior written notice which 24 (twenty-four) hours shall start counting at 23:59 EST on the date on which the Company provided Moringa with such written notice, and, to the extent applicable in compliance with the terms of the contemplated agreement, in the event that Moringa does not provide its written consent to the Company’s entry into such written agreement within such 24 (twenty-four) hour period, the Company may provide Moringa with a notification regarding the termination of the Agreement in accordance with the terms set forth in this Agreement.

“Acquisition Proposal” means (i) any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to, or that may reasonably be expected to lead to, an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Target Companies and their respective Subsidiaries, a transaction (other than the Transactions) concerning (a) the sale or transfer of (x) all or any material part of the business or assets of any Target Company (other than a transfer of assets in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of any Target Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, share swap or otherwise, or (b) the initial public offering or listing of any Target Company on any stock exchange, including any transaction in which any Target Company is the entity that is ultimately listed on any stock exchange or is the parent or subsidiary of any other entity which is ultimately listed on any stock exchange, and (B) with respect to Moringa, a transaction (other than the Transactions) concerning a Business Combination of Moringa.”

(c)	Non-Solicitation. Section 5.6 shall be deleted in its entirety.

(d)	Nasdaq Requirements. Section 6.1(f) shall be amended and replaced in its entirety to read as follows: “Nasdaq Requirements. Immediately following the Closing, the Company shall have been approved for listing on Nasdaq and be in compliance with any set of Nasdaq listing requirements”.

(e)	Section 7.1(j) shall be added and shall read as follows: “by a 24 (twenty-four) hours prior written notice by Moringa or the Company to the other Party, which 24 (twenty-four) hours shall start counting at 23:59 EST on the date on which the Company or Moringa, as applicable, provided the other Party with such written notice.”

2.	Two-step Merger. The Parties agree that the Transactions shall be effected in a 2-step merger structure as shall be finalized between the Parties.

3.	Subject to the rights and terms set forth in this Amendment (including the right to terminate and the right to negotiate with third parties) the Parties anticipate the Closing to occur (if the Agreement has not been terminated earlier) by April 1, 2023, in accordance with the anticipated timeline and subject to the terms detailed in Schedule 1 attached hereto.

4.	This Amendment forms an integral part of the Agreement. Any capitalized terms used in this Amendment not otherwise defined shall have the meaning set forth in the Agreement. Except as amended by this Amendment, all other terms and conditions of the Agreement remain in full force and effect and shall apply, mutatis mutandis, to this Amendment.

5.	In the event of any conflict, contradiction or inconsistency between this Amendment and the Agreement, the terms of this Amendment shall prevail.

[Signature Page Follows]

IN WITNESS WHEREOF, each Party hereto has caused this Second Amendment to the Business Combination Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

Moringa:

MORINGA ACQUISITION CORP

By:	/s/ Ilan Levin
	Name:	Ilan Levin
	Title:	CEO

The Company:

HOLISTO LTD.

By:	/s/ Eran Shust
	Name:	Eran Shust
	Title:	CEO

Merger Sub:

HOLISTO MERGERSUB, INC.

By:	/s/ Eran Shust
	Name:	Eran Shust
	Title:	CEO

Schedule 1. Anticipated Timeline for April 1, 2023 Closing